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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-19471

                          NORD OIL INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     7151 rue Jean Talon East, Suite 110, Montreal, Quebec, Canada H1M 3N8
                                  514-591-3666
   ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Shares
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
________________________________________________________________________________
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  |_|                           Rule 12h-3(b)(1)(i)  |X|
Rule 12g-4(a)(1)(ii) |_|                           Rule 12h-3(b)(1)(ii) |_|
Rule 12g-4(a)(2)(i)  |_|                           Rule 12h-3(b)(2)(i)  |_|
Rule 12g-4(a)(2)(ii) |X|                           Rule 12h-3(b)(2)(ii) |_|
                                                   Rule 15d-6           |_|

      Approximate number of holders of record as of the certification or notice date: 232
      ---

      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 7, 2006                      By: /s/ Gerald T. Parkin
      -----------------                         ---------------------
                                             Name: Gerald T. Parkin
                                             Title: Chief Executive Officer
                                             (Principal Executive Officer)